SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                              SCHEDULE 14D-9
                              (Rule 14d-101)

              SOLICITATION/RECOMMENDATION STATEMENT UNDER
        SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                            -------------------

                          OXFORD GLYCOSCIENCES PLC
                         (Name of Subject Company)
                           --------------------

                          OXFORD GLYCOSCIENCES PLC
                     (Name of Person Filing Statement)
                            -------------------

           Ordinary Shares, par value (pound) 0.05 per share and American Depositary Shares, each representing one Ordinary Share
                     (Title of Class of Securities)
                             (Ordinary Shares)

                   691464101 (American Depositary Shares)
                   (CUSIP Number of Class of Securities)

                               John Ilett
                            Company Secretary
                        Oxford GlycoSciences Plc
                         The Forum, 86 Milton Park
                                Abingdon
                         United Kingdom OX14 4RY

       Name, Address and Telephone Number of Person Authorized to
      	  Receive Notices and Communications on Behalf of the
	              Person Filing Statement)

                              With a Copy to:

                       John J. McCarthy, Jr., Esq.
                          Davis Polk & Wardwell
                           450 Lexington Avenue
                            New York, NY 10017
                              (212) 450-4000

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.